PRODUCTION AND DISTRIBUTION AGREEMENT

THIS PRODUCTION AND DISTRIBUTION AGREEMENT (this “Agreement”) is effective this ____ day of October, 2018 (the “Effective Date”), by and between Canbiola, Inc., a Florida corporation (“CANB”), and International Spirits & Beverage Group, Inc., a Nevada corporation (“ISBG”).

BACKGROUND

A.

CANB has entered into a production agreement (the “Production Agreement”) with Pure Health Products, LLC (“Pure Health) whereby Pure Health has agreed to manufacture products containing Cannabidiol (“CBD”) in its facility in Washington state (the “Facility”) exclusively on CANB’s behalf.

B.

Pursuant to the Production Agreement, Pure Health has agreed to produce CBD products for third parties with which CANB contracts pursuant to the terms of the agreements entered between CANB and the third parties.

C.

ISBG develops, imports, licenses, and markets premium alcoholic beverages.

D.

ISBG is interested in expanding its product line to include CBD infused products.

E.

ISBG wishes to have CANB produce and distribute ISBG’s line of CBD infused fruit chews (“Chews”) and non-alcoholic beverages (“Drinks” and collectively with the Chews as, “Products”), and CANB has agreed to produce and distribute the Products, each subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, ISGB and CANB, intending to be legally bound, hereby agree, as follows:

1.

Purchase and Sale Obligations.

1.1

Products. During the term of this Agreement, and in accordance with the terms and conditions set forth herein, CANB agrees to manufacture, package and sell to ISBG the Products specified in Schedule A hereto, as amended from time-to-time in writing by the parties. All Products shall be manufactured and packaged according to ISBG’s written specifications, including the maintenance of standards and quality control programs. All specifications shall be provided to CANB in writing and CANB shall not be responsible for manufacturing or packaging ISBG’s Products according to any specifications not provided in writing. ISBG may modify its specifications only with at least thirty (30) days’ advance written notice to CANB. ISBG shall have the right, at any time, to monitor and review the practices and procedures of CANB in the production and packaging of Products and to inspect the Facility. ISBG will not engage any person or entity other than CANB to produce Products on its behalf.

1.2

Public Statements. CANB and ISBG will, in any and all public statements or comments, recognize that ISBG controls the ingredients, recipe, manufacturing processes and procedures and quality and taste parameters for all Products produced at the Facility and that ISBG is the manufacturer of all such Products. Neither party will make any public statements inconsistent with the foregoing.

1.3

Minimum Order Requirement. ISBG agrees to order no less than $25,000.00 of Product each month and CANB will ensure it produces sufficient Product to meet such minimum.

1.4

 Packaging. Packaging material and labels for Products (collectively, "Packaging Materials") will be provided by CANB according to the designs and specifications provided in writing by ISBG; provided such packaging costs CANB no more than CANB would pay for packaging for its own proprietary products similar to the Products, and any cost above such amount will be borne directly by ISBG. ISBG shall provide CANB with camera-ready artwork necessary for the labeling of the Products, which shall include, without limitation: trademarks, Product serial numbers, UPC codes, and such additional information as may be specified by ISBG. ISBG shall be responsible for the costs of registration relating to the packaging or trademarks contained therein. ISBG must approve all packaging prior to its use with Products. ISBG shall be responsible for ensuring its packaging design and specifications are in compliance with state and federal laws.

1.5

Quality Assurance. The Products shall be manufactured in accordance with industry standards and in compliance with all local, state and federal laws.

1.6

Marketing.  ISBG shall be responsible for all marketing and advertising for the Products. ISBG may not use CANB’s name, tradenames or trademarks in any such advertisements or marketing materials without CANB’s prior written approval.

1.7

Competing Activities. ISBG acknowledges and agrees that CANB may produce, package and sell products containing CBD for its own account or the account of other third parties (“Competing Products”), and that such products may compete with the Products; however, CANB will not use any of ISBG’s proprietary information in the manufacture of any Competing Products.

2.

Orders, Payment and Delivery.

2.1

Orders. ISBG shall order Products from CANB under this Agreement by submitting to CANB a written purchase order specifying the Products, quantities and requested delivery dates required to enable CANB to fill the order. CANB will fulfill any orders for Products which do not require any modifications or additions. The purpose of the purchase order to be issued under this Agreement is for specifying the Products, quantities and requested delivery dates only; no terms and conditions of ISBG's purchase orders, CANB's order acknowledgment or any other document or instrument of ISBG or CANB shall be binding upon the other party or amend or modify this Agreement in any manner.

2.2

Prices. CANB will sell the Products to ISBG at a discount of 20% off the wholesale price of the Products, as listed in Exhibit A or otherwise agreed to by CANB and ISBG in writing.

2.3

Risk of Loss. The parties acknowledge and agree that, consistent with the F.O.B. pricing terms, the risk of loss in loading the carrier's trucks shall be borne by CANB. However, the carrier's driver shall have the right to inspect each shipment for damage prior to leaving the loading dock and, accordingly, ISBG shall bear the risk of loss on any shipment of Products once the carrier's truck leaves CANB’s loading dock.

2.4

Shipment and Delivery. Shipments will be made to the warehouse facilities identified by ISBG in advance of each shipment. CANB will use commercially reasonable efforts to meet ISBG's requested delivery schedules for Products. Shipments will be made F.O.B. carrier. ISBG shall be responsible for all costs associated with the shipment of Products, including without limitation freight charges, import duties and insurance premiums, and any federal and state excise taxes, which expenses ISBG will reimburse to CANB if paid by CANB. ISBG shall make any claims for shortage or damage of Products with the common carrier promptly upon receipt of the order and provide CANB with written notice of such a claim. As between CANB and ISBG, Products shall be deemed accepted by ISBG unless, within three (3) business days of delivery of the Products, ISBG affirmatively rejects the Products, by written notice detailing the reasons for rejections. If no such notice of rejection is received, ISBG shall be deemed to have accepted delivery provided; however, the acceptance of delivery shall in no way diminish or affect the product warranty given by CANB in Section 6 (Warranty and Repairs).

2.5

Payment. ISBG shall pay 50% of the purchase price of any Product order subject to a written purchase order prior to production and the balance within ten (10) days from the date of shipment of the Products from CANB.

2.6

Forecasts. ISBG shall submit a rolling six (6) month sales forecast to CANB every six (6) months. Such sales forecast shall include expected sales quantities per month, order dates, shipping dates and Product requirements. If the most recent forecast becomes materially inaccurate at any time, ISBG shall promptly provide CANB with updated information.

2.7

Storage. The price for the Products shall include storage of reasonable quantities of Products for up to fifteen (15) days. CANB shall be entitled to charge ISBG a reasonable fee for the handling and storage of Products beyond such time.

3.

Distribution by CANB. CANB may elect, in its sole discretion, to distribute the Products at the request of ISBG. Should CANB elect to distribute the Products, it will distribute the Products in accordance with its standard distribution procedures, including listing the Products on CANB’s website. CANB will be entitled to receive from ISBG, 10% of the gross sales price of any Products distributed by CANB, which shall be payable within thirty (30) days from the date of sale.

4.

Confidentiality, Non-Solicitation.

4.1

Confidentiality. As used in this Section, “Confidential Information” means information developed by or for a party (“Disclosing Party”) which is not otherwise generally known in any industry in which the Disclosing Party is or may become engaged and includes, but is not limited to, information developed by or for the Disclosing Party, whether now owned or hereafter obtained, concerning plans, marketing and sales methods, materials, processes, procedures, devices utilized by the Disclosing Party, prices, quotes, suppliers, manufacturers, customers with whom the Disclosing Party deals (or organizations or other entities or persons associated with such customers), trade secrets and other confidential information of any type, together with all written, graphic and other materials relating to all or any part of the same. Except as authorized in writing by the Disclosing Party in writing, the party receiving the Confidential Information (“Receiving Party”) shall not at any time, either during or after the term of this Agreement, disclose or use, directly or indirectly, any Confidential Information of which the Receiving Party gains knowledge during or by reason of this Agreement and the Receiving Party shall retain all such information in trust in a fiduciary capacity for the sole use and benefit of the Disclosing Party. Upon termination of this Agreement, the Receiving Party shall return or destroy all Confidential Information of the Disclosing Party.

4.2

Non-Solicitation. From the date hereof until the first anniversary of termination of this Agreement, ISBG shall not, directly or indirectly, either on its own account or for any person or entity, hire or solicit any existing or former employee and/or service provider and/or manpower contractor employee of CANB or of any existing or future affiliate of CANB to leave his/her employment or engagement, as applicable, and shall not knowingly induce or knowingly attempt to induce any such employee and/or service provider and/or manpower contractor employee to terminate or breach his or her employment or engagement agreement with CANB or any existing or future affiliate of the Disclosing Party. Further, ISBG agrees and warrants that it and its affiliates shall not, directly or indirectly, interfere with, circumvent, attempt to circumvent, avoid or by-pass CANB from any transactions between ISBG and any customer or vender of CANB, or obviate or interfere with the relationship of CANB and its customers or venders for the purpose of gaining any benefit, whether such benefit is monetary or otherwise

5.

ISBG Trademarks. ISBG hereby grants to CANB a non-exclusive, non-transferable, revocable right to use the ISBG trademarks associated with the Products, as listed in Exhibit A (“ISBG Marks”) solely on, and in association with, the Products and associated packaging. CANB agrees to the following:

(a)

to comply with ISBG's guidelines and instructions regarding use of the ISBG Marks as communicated to CANB from time to time in writing;

(b)

in the event ISBG notifies CANB that such use is not in conformance with ISBG's guidelines and instructions, to promptly bring such use into conformance;

(c)

not to use the ISBG Marks (or any part thereof) as part of, or in combination with, any other names or trademarks without ISBG's prior written approval;

(d)

not to register (or aid any third party in registering) the ISBG Marks (or confusingly similar mark) or take any action inconsistent with ISBG's ownership of the ISBG Marks in any jurisdiction; and

(e)

that all usage of the ISBG Marks will be on behalf of, and inure to the benefit of, ISBG.

6.

Warranty; Limitation of Liability.

6.1

Warranty. CANB warrants that the Products manufactured and sold by it will be free from defects in material and workmanship, and will substantially conform to the technical specifications provided by ISBG in writing. ISBG shall have three (3) business days to notify CANB of any defects relating to the Products and shall return the subject Products to CANB. Upon receipt, CANB will replace the defective product free of charge. CANB reserves the right to inspect the defective Products on its return in order to determine the origin of the fault, and if the defect is found not to be covered by the warranty,

6.2

Disclaimer; Limitation of Liability. ISBG shall be responsible for any warranty it extends, either directly or indirectly, expressly or by operation of law, beyond the warranty expressly granted by CANB in this Section 6 (Warranty). EXCEPT AS SET FORTH HEREIN, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCTS. CANB EXPRESSLY EXCLUDES AND DISCLAIMS ANY WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, APPLICATION OR USE. UNDER NO CIRCUMSTANCES WILL CANB BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER SUCH DAMAGES ARE SOUGHT IN CONTRACT, IN TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, AND CANB’s LIABILITY SHALL IN NO EVENT EXCEED THE PURCHASE PRICE OF THE PRODUCTS ON WHICH SUCH LIABILITY IS BASED.

7.

Insurance. Each party shall purchase and maintain throughout the term of this Agreement insurance or indemnity protection sufficient to cover all potential liabilities of such party. This insurance shall include, but not necessarily be limited to (1) broad form commercial general liability insurance, (2) product liability insurance, and (3) workman’s compensation insurance. ISBG’s product liability policy shall name CANB as an “additional insured” and be in a minimum amount of $1,000,000.00 per occurrence.

8.

Product Recalls. CANB shall be responsible for all Product recalls not caused by defects in ISBG’s written specifications. CANB agrees to take any and all actions, at its sole cost and expense, which are reasonably necessary and appropriate to effectuate a corrective action in accordance with this Section; provided, however that ISBG agrees to cooperate with CANB in such action, including, without limitation contacting customers and assisting in the transfer of Products, as directed by CANB, if necessary. ISBG will be responsible for all Product recalls caused by defects in ISBG’s written specifications.

9.

Representations and Warranties of CANB. CANB hereby represents and warrants to ISBG as of the Effective Date as follows:

9.1

Authorization. CANB (i) has the corporate power and authority and the legal right to enter into the Agreement and perform its obligations hereunder, and (ii) has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of CANB, and constitutes a legal, valid, binding obligation of CANB and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity whether enforceability is considered a proceeding at law or equity.

10.

Representations and Warranties of ISBG. ISBG hereby represents and warrants to CANB as of the Effective Date as follows:

10.1

Authorization. ISBG (i) has the corporate power and authority and the legal right to enter into the Agreement and perform its obligations hereunder, and (ii) has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of ISBG, and constitutes a legal, valid, binding obligation of ISBG and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity whether enforceability is considered a proceeding at law or equity.

10.2

Intellectual Property. ISBG owns or licenses the ISBG Marks, all copyrights to the specifications provided by ISBG and all formulas for the Products, and none of the foregoing infringe on the intellectual property rights of any third party.

11.

Indemnity

11.1

Indemnity by CANB. CANB shall indemnify, defend and hold ISBG harmless from and against any damages, claims, suits, actions, causes of action, demands, liabilities, losses, costs and expenses (including without limitation reasonable attorneys' fees and disbursements and court costs) as a result of or arising from any material breach of this Agreement, gross negligence or intentional misconduct by CANB.

11.2

Indemnity by ISBG. ISBG shall indemnify, defend and hold CANB, Pure Health and their respective principals, shareholders, employees, officers, directors and agents harmless from and against any damages, claims, suits, actions, causes of action, demands, liabilities, losses, costs and expenses (including without limitation reasonable attorneys' fees and disbursements and court costs) (“Damages”) as a result of or arising from this Agreement, including but not limited to, Damages arising out of or associated with all claims made by any party or parties for (i) personal injury or property damage caused by impurities, defects, or adulteration of any kind in the Products, provided that CANB followed ISBG’s written specifications for the Products, (ii) improper storage, handling, or alteration of the Products in question; (iii) Packaging Materials or ingredients purchased, specified or otherwise approved by ISBG, (iv) product liability damages resulting from inherent properties and/or characteristics of the Products, including, by way of example and not of limitation, health and intoxicating effects of the Products, and (v) infringement claims relating to the ISBG Marks. The foregoing indemnity shall not apply to any Damages caused by CANB’s material breach of this Agreement, gross negligence or intentional misconduct.

12.

Term and Termination.

12.1

Term. Unless earlier terminated pursuant to this Section 12 (Term and Termination) or renewed for an additional term to be determined by the parties hereto, by written agreement, this Agreement shall terminate one (1) year from the Effective Date.

12.2

Termination. This Agreement may be terminated by the mutual agreement of the parties evidenced in writing. Either party may terminate this Agreement upon the material breach of the Agreement by the other party and failure to cure after five (5) business days following written notice from the non-breaching party. CANB may immediately terminate this Agreement upon termination of its agreement with Pure Health.

13.

Miscellaneous.

13.1

Force Majeure. CANB shall not be liable in any respect for failure to manufacture or ship Products pursuant to accepted orders where such failure or delay shall have been due wholly or in part to the elements, acts of God, acts of ISBG, acts or civil or military authority, fires, floods, epidemics, quarantine restrictions, war, armed hostilities, riots, strikes, lockouts, breakdown, differences with workers, accidents to machinery, delays in transportation or any other cause beyond the reasonable control of CANB.

13.2

Equitable Relief. Nothing in this Agreement will prevent a party from bringing an action for equitable or injunctive relief in any court of competent jurisdiction to compel the other party to comply with its obligations under the Agreement.

13.3

Applicable Law, Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to the conflict of laws provisions thereof.

13.4

Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute either party as the agent or representative of the other party, or both parties as joint ventures or partners for any purpose. Neither party shall be responsible for the acts or omissions of the other party, and neither party will have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

13.5

Entire Agreement. This Agreement (including its Schedules) constitutes the entire agreement between CANB and ISBG and shall not be amended, altered or changed except by a written agreement signed by the parties hereto. Each party acknowledges that it is not entering into this Agreement on the basis of any representations not expressly contained herein.

13.6

Rights and Remedies. All rights and remedies of either party hereunder shall be cumulative and may be exercised singularly or concurrently. The failure of either party, in any one or more instances, to enforce any of the terms of this Agreement shall not be construed as a waiver of future enforcement of that or any other term.

13.7

Modifications, Amendments. Modifications and amendments to this Agreement must be in writing, executed by the party against which enforcement thereof is sought. Pure Health will not be required to join any amendment of this Agreement.

13.8

No Rights by Implication. No rights or licenses with respect to the Products are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

13.9

Non-Disparagement. Each Party agrees to take all commercially reasonable steps to prevent any of its personnel from making disparaging or otherwise adverse remarks about the other party or its products.

13.10

Delivery of Notices. Whenever, by the terms of this Agreement, notice, demand or other communication shall or may be given to either party, the communication will be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt of an electronic confirmation thereof, (ii) one business day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested and shall be addressed to the other party at its address first set forth above, or to such other address or addresses as shall from time to time be designated by written notice by either party to the other.

13.11

Section Headings. Section headings are for descriptive purposes only and shall not control or alter the meaning of this Agreement.

13.12

Publicity. Neither shall make any public announcement or release regarding this Agreement or the other party without the other party’s prior written permission. Notwithstanding, the parties may make such disclosures with the Securities Exchange Commission as required for the party to comply with the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

13.13

Severability. If any provision of this Agreement shall for any reason be held illegal or unenforceable, such provision shall be deemed separable from the remaining provisions of this Agreement and shall in no way affect or impair the validity or enforceability of the remaining provisions of this Agreement, unless removal of the invalidated provision renders another provision impossible to perform or inconsistent with the intent of the parties.

13.14

Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be signed and delivered by electronic means, including e-mail.

IN WITNESS WHEREOF, CANB and ISBG hereby have duly executed this Agreement under seal as of the day and year first above written.

ISBG International Spirits & Beverage Group, Inc. Printed: Title:	CANB Canbiola, Inc. Printed: Marco Alfonsi Title: CEO

SCHEDULE A

Products

[Include product description, name, wholesale price, associated trademark]

SCHEDULE B

Technical Specification of Products